Exhibit 99.1
November 21, 2017
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Colleen Penhall
	704-758-2033	704-758-2958
	tiffany.l.mason@lowes.com	colleen.b.penhall@lowes.com
LOWE’S REPORTS THIRD QUARTER SALES AND EARNINGS RESULTS
-- Comparable Sales Increased 5.7 Percent for the Third Quarter --
-- Diluted Earnings Per Share of $1.05 --
MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $872 million and diluted earnings per share of $1.05 for the quarter ended Nov. 3, 2017, compared to net earnings of $379 million and diluted earnings per share of $0.43 in the third quarter of 2016. Diluted earnings per share increased 19.3 percent from adjusted diluted earnings per share1 of $0.88 in the same period a year ago.

For the nine months ended Nov. 3, 2017, net earnings were $2.9 billion and diluted earnings per share were $3.42 compared to net earnings of $2.4 billion and diluted earnings per share of $2.73 in the same period a year ago. Excluding the loss on extinguishment of debt in the first quarter of 2017 and the gain from the sale of the company’s interest in its Australian joint venture in the second quarter of 2017, adjusted diluted earnings per share1 increased 16.7 percent to $3.64 from adjusted diluted earnings per share1 of $3.12 in the same period a year ago.

Sales for the third quarter increased 6.5 percent to $16.8 billion from $15.7 billion in the third quarter of 2016, and comparable sales increased 5.7 percent. Hurricane-related sales in the quarter were approximately $200 million. For the nine-month period, sales increased 7.9 percent to $53.1 billion over the same period a year ago, and comparable sales increased 4.0 percent. Comparable sales for the U.S. home improvement business increased 5.1 percent for the third quarter and 3.9 percent for the nine-month period.

“During the third quarter, we drove traffic in-store and online with compelling messaging and integrated customer experiences. We continue to invest in omni-channel capabilities to enhance value for customers and shareholders,” commented Robert A. Niblock, Lowe’s chairman, president and CEO. “I am also pleased with the progress we’ve made to enhance our product and service offering for the Pro customer, delivering another quarter of comparable sales above the company average.

“I am incredibly proud of our team’s unwavering commitment to serving customers and their communities every day. This commitment was especially evident this quarter, as our employees mounted the largest natural disaster response in our history. Our merchant, vendor, logistics, and store teams worked together seamlessly to ensure customers had the right products to protect and repair their homes, and we remain committed to helping impacted communities rebuild in the months ahead,” Niblock added.

Delivering on its commitment to return excess cash to shareholders, the company repurchased $500 million of stock under its share repurchase program and paid $344 million in dividends in the third quarter.

As of Nov. 3, 2017, Lowe’s operated 2,144 home improvement and hardware stores in the United States, Canada and Mexico representing 214.2 million square feet of retail selling space.

A conference call to discuss third quarter 2017 operating results is scheduled for today (Tuesday, Nov. 21) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Third Quarter 2017 Earnings Conference Call Webcast. Supplemental slides will be available 15 minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until Feb. 27, 2018.

[1]
Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

Lowe’s Business Outlook
Fiscal Year 2017 -- a 52-week Year (comparisons to fiscal year 2016 -- a 53-week year; based on U.S. GAAP)

•	Total sales are expected to increase approximately 5 percent

•	Comparable sales are expected to increase approximately 3.5 percent

•	The company expects to add approximately 25 home improvement and hardware stores.

•	Operating income as a percentage of sales (operating margin) is expected to increase 80 to 100 basis points. [2]

•	The effective income tax rate is expected to be approximately 37%.

•
Diluted earnings per share of $4.20 to $4.30 are expected for the fiscal year ending February 2, 2018; reflective of the loss on extinguishment of debt and the gain from the sale of the company’s interest in its Australian joint venture.

[2]
Includes the 12 basis points benefit of the net gain on the settlement of the foreign currency hedge entered into in advance of the company’s acquisition of RONA (1Q 2016 and 2Q 2016), the 44 basis points impact of the non-cash charge associated with the joint venture with Woolworths in Australia (3Q 2016), the 15 basis points impact of project write-offs that were a part of the ongoing review of the company’s strategic initiatives (3Q 2016), the 12 basis points impact of goodwill and long-lived asset impairment charges associated with the company’s Orchard Supply Hardware operations (3Q 2016), as well as the 13 basis points impact of severance-related costs associated with the company’s productivity efforts (4Q 2016).

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity” and similar expressions are forward-looking statements. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements about future financial and operating results, Lowe’s plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions by Lowe’s and the expected impact of such transactions on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts.  Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors that can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives focused on omni-channel sales and marketing presence and enhance our efficiency; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from data security breaches, ransomware and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; (ix) positively and effectively manage our public image and reputation and respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales; and (x) effectively manage our relationships with selected suppliers of brand name products and key vendors and service providers, including third party installers. In addition, we could experience impairment losses if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities. With respect to acquisitions, potential risks include the effect of such transactions on Lowe’s and the target company’s strategic relationships, operating results and businesses generally; our ability to integrate personnel, labor models, financial, IT and others systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; increasing the scope, geographic diversity and complexity of our operations; significant integration costs or unknown liabilities; and failure to realize the expected benefits of the transaction. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC.

The forward-looking statements contained in this news release are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our most recent Annual Report on Form 10-K and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 17 million customers a week in the United States, Canada and Mexico. With fiscal year 2016 sales of $65.0 billion, Lowe’s and its related businesses operate or service more than 2,370 home improvement and hardware stores and employ over 290,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

###

Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Nine Months Ended
	November 3, 2017		October 28, 2016		November 3, 2017		October 28, 2016
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$16,770	100.00	$15,739	100.00	$53,125	100.00	$49,233	100.00
Cost of sales	11,057	65.93	10,332	65.65	34,942	65.77	32,201	65.41
Gross margin	5,713	34.07	5,407	34.35	18,183	34.23	17,032	34.59
Expenses:
Selling, general and administrative	3,808	22.71	4,084	25.94	11,615	21.87	11,340	23.02
Depreciation and amortization	358	2.13	384	2.44	1,080	2.03	1,115	2.27
Operating income	1,547	9.23	939	5.97	5,488	10.33	4,577	9.30
Interest - net	160	0.96	163	1.04	479	0.91	486	0.99
Loss on extinguishment of debt	—	—	—	—	464	0.87	—	—
Pre-tax earnings	1,387	8.27	776	4.93	4,545	8.55	4,091	8.31
Income tax provision	515	3.07	397	2.52	1,652	3.10	1,661	3.37
Net earnings	$872	5.20	$379	2.41	$2,893	5.45	$2,430	4.94

Weighted average common shares outstanding - basic	831		873		843		884
Basic earnings per common share (1)	$1.05		$0.43		$3.42		$2.74
Weighted average common shares outstanding - diluted	832		874		844		886
Diluted earnings per common share (1)	$1.05		$0.43		$3.42		$2.73
Cash dividends per share	$0.41		$0.35		$1.17		$0.98

Retained Earnings
Balance at beginning of period	$5,253		$6,839		$6,241		$7,593
Net earnings attributable to Lowe’s Companies, Inc.	872		378		2,893		2,428
Cash dividends declared	(341)		(306)		(984)		(865)
Share repurchases	(495)		(535)		(2,861)		(2,780)
Balance at end of period	$5,289		$6,376		$5,289		$6,376

(1)
Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $870 million for the three months ended November 3, 2017 and $376 million for the three months ended October 28, 2016. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $2,883 million for the nine months ended November 3, 2017 and $2,419 million for the nine months ended October 28, 2016.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Nine Months Ended
	November 3, 2017		October 28, 2016		November 3, 2017		October 28, 2016
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$872	5.20	$379	2.41	$2,893	5.45	$2,430	4.94
Foreign currency translation adjustments - net of tax	173	1.03	152	0.97	278	0.52	179	0.36
Other comprehensive income	173	1.03	152	0.97	278	0.52	179	0.36
Comprehensive income	$1,045	6.23	$531	3.38	$3,171	5.97	$2,609	5.30

Lowe’s Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		November 3, 2017	October 28, 2016	February 3, 2017
Assets
Current assets:
Cash and cash equivalents		$743	$960	$558
Short-term investments		85	123	100
Merchandise inventory - net		12,393	10,990	10,458
Other current assets		788	655	884
Total current assets		14,009	12,728	12,000
Property, less accumulated depreciation		19,818	20,037	19,949
Long-term investments		370	436	366
Deferred income taxes - net		347	331	222
Goodwill		1,327	1,034	1,082
Other assets		912	804	789
Total assets		$36,783	$35,370	$34,408

Liabilities and equity
Current liabilities:
Short-term borrowings		$171	$—	$510
Current maturities of long-term debt		297	800	795
Accounts payable		8,903	7,836	6,651
Accrued compensation and employee benefits		808	704	790
Deferred revenue		1,404	1,258	1,253
Other current liabilities		2,155	2,035	1,975
Total current liabilities		13,738	12,633	11,974
Long-term debt, excluding current maturities		15,570	14,395	14,394
Deferred revenue - extended protection plans		794	745	763
Other liabilities		939	889	843
Total liabilities		31,041	28,662	27,974

Equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $0.50 par value;
Shares issued and outstanding
November 3, 2017	831
October 28, 2016	873
February 3, 2017	866	415	437	433
Capital in excess of par value		—	—	—
Retained earnings		5,289	6,376	6,241
Accumulated other comprehensive income/(loss)		38	(214)	(240)
Total Lowe’s Companies, Inc. shareholders’ equity		5,742	6,599	6,434
Noncontrolling interest		—	109	—
Total equity		5,742	6,708	6,434
Total liabilities and equity		$36,783	$35,370	$34,408

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Nine Months Ended
	November 3, 2017	October 28, 2016
Cash flows from operating activities:
Net earnings	$2,893	$2,430
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,148	1,190
Deferred income taxes	(118)	(72)
Loss on property and other assets - net	21	130
Loss on extinguishment of debt	464	—
(Gain) loss on cost method and equity method investments	(86)	300
Share-based payment expense	78	71
Changes in operating assets and liabilities:
Merchandise inventory - net	(1,783)	(718)
Other operating assets	186	32
Accounts payable	2,251	1,859
Other operating liabilities	318	47
Net cash provided by operating activities	5,372	5,269

Cash flows from investing activities:
Purchases of investments	(680)	(1,018)
Proceeds from sale/maturity of investments	870	987
Capital expenditures	(787)	(820)
Proceeds from sale of property and other long-term assets	21	28
Purchases of derivative instruments	—	(103)
Proceeds from settlement of derivative instruments	—	179
Acquisition of business - net	(509)	(2,284)
Other - net	13	(21)
Net cash used in investing activities	(1,072)	(3,052)

Cash flows from financing activities:
Net change in short-term borrowings	(340)	(44)
Net proceeds from issuance of long-term debt	2,968	3,267
Repayment of long-term debt	(2,836)	(1,146)
Proceeds from issuance of common stock under share-based payment plans	87	88
Cash dividend payments	(947)	(815)
Repurchase of common stock	(3,054)	(3,054)
Other - net	(8)	48
Net cash used in financing activities	(4,130)	(1,656)

Effect of exchange rate changes on cash	15	(6)

Net increase in cash and cash equivalents	185	555
Cash and cash equivalents, beginning of period	558	405
Cash and cash equivalents, end of period	$743	$960

Lowe’s Companies, Inc.
Non-GAAP Financial Measures Reconciliation (Unaudited)

To provide additional transparency, the company has presented the non-GAAP financial measure of adjusted earnings per share to exclude the impact of certain discrete items, as further described below, not contemplated in Lowe’s original Business Outlooks for 2017 and 2016 to assist the user in understanding performance relative to that Business Outlook. The company believes this non-GAAP financial measure provides useful insight for analysts and investors in evaluating the company’s operational performance.

In the second quarter of 2016, the company settled its foreign currency hedge entered into in advance of the RONA acquisition. The net impact of the foreign currency hedge on the nine months ended October 28, 2016 was a net realized gain of $76 million.

In the third quarter of 2016, the company recognized $462 million of non-cash pre-tax charges which included the following:

–
$290 million resulting from the wind down of Hydrox, a joint venture in which Lowe’s held a one-third ownership interest. Hydrox operated Masters Home Improvement stores and Home Timber and Hardware Group’s retail stores in Australia.

–
$96 million related to a write-off for projects that were canceled as part of the company’s ongoing review of strategic initiatives in an effort to focus on critical projects that will drive desired outcomes.

–	$76 million related to goodwill and long-lived asset impairments associated with the company’s Orchard Supply Hardware operations as part of a strategic reassessment of this business.

In the first quarter of 2017, the company recognized a $464 million loss on extinguishment of debt in connection with a $1.6 billion cash tender offer.

In the second quarter of 2017, the company recognized a $96 million gain from the sale of the company’s interest in its Australian joint venture.

Adjusted diluted earnings per share should not be considered an alternative to, or more meaningful indicator of, the company’s diluted earnings per share as prepared in accordance with GAAP. The company’s methods of determining this non-GAAP financial measure may differ from the method used by other companies for this or similar non-GAAP financial measures. Accordingly, this non-GAAP measure may not be comparable to the measures used by other companies.

Detailed reconciliations between the company’s GAAP and non-GAAP financial results are shown below and available on the company’s website at www.lowes.com/investor.

	Three Months Ended
	(Unaudited)			(Unaudited)
	November 3, 2017			October 28, 2016
(millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$1.05			$0.43
Non-GAAP Adjustments
Australian joint venture impairment	—	—	—	0.33	—	0.33
Project write-offs	—	—	—	0.11	(0.04)	0.07
Orchard Supply Hardware goodwill and long-lived asset impairment	—	—	—	0.09	(0.04)	0.05
Adjusted diluted earnings per share			$1.05			$0.88

	Nine Months Ended
	(Unaudited)			(Unaudited)
	November 3, 2017			October 28, 2016
(millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$3.42			$2.73
Non-GAAP Adjustments
Gain on sale of interest in Australian joint venture	(0.11)	—	(0.11)	—	—	—
Loss on extinguishment of debt	0.54	(0.21)	0.33	—	—	—
Net gain on foreign currency hedge	—	—	—	(0.08)	0.03	(0.05)
Australian joint venture impairment	—	—	—	0.33	—	0.33
Project write-offs	—	—	—	0.11	(0.05)	0.06
Orchard Supply Hardware goodwill and long-lived asset impairment	—	—	—	0.08	(0.03)	0.05
Adjusted diluted earnings per share			$3.64			$3.12